                                             Filed Pursuant to Rule 424(b)(5)
                                             Registration File No.: 333-73712

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED MARCH 4, 2002
(TO PROSPECTUS DATED DECEMBER 14, 2001)


                                  $525,000,000

                              CWABS MASTER TRUST
                       (FOR THE SERIES 2002-B SUBTRUST)
                                    ISSUER

         REVOLVING HOME EQUITY LOAN ASSET BACKED NOTES, SERIES 2002-B

                                  CWABS, INC.
                                   DEPOSITOR

                               [COUNTRYWIDE LOGO]
                          SPONSOR AND MASTER SERVICER


                                   [FGIC LOGO]
FGIC is a registered service mark used by Financial Guaranty Insurance Company, a private company not affiliated with any U.S. Government agency.

     This Supplement updates the Prospectus Supplement dated March 4, 2002 that has been issued with respect to the Series 2002-B Revolving Home Equity Loan Asset Backed Notes. We are supplementing the "Method of Distribution" section in the Prospectus Supplement as follows:

                            METHOD OF DISTRIBUTION

     Subject to the terms of the underwriting agreement among the depositor, Countrywide Securities Corporation ("CSC"), Greenwich Capital Markets, Inc. ("GREENWICH CAPITAL"), J.P. Morgan Securities Inc. ("J.P. MORGAN" and, together with CSC and Greenwich Capital, the "UNDERWRITERS") and a terms agreement, dated March 4, 2002, between the depositor and the Underwriters, the depositor has agreed to sell to the Underwriters on March 28, 2002, and each of the Underwriters has severally agreed to purchase, the principal amount of notes set forth below its name in the table below. The notes being offered pursuant to the terms agreement are referred to as the "OFFERED NOTES." Proceeds to the depositor from the sale of the Offered Notes are expected to be approximately $523,687,500 plus accrued interest before deducting expenses payable by the depositor estimated to be approximately $515,000.


   COUNTRYWIDE
    SECURITIES     GREENWICH CAPITAL     J.P. MORGAN
   CORPORATION       MARKETS, INC.     SECURITIES INC.
----------------- ------------------- ----------------
  $420,000,000        $52,500,000        $52,500,000

                                 (Method of Distribution continued on next page)


COUNTRYWIDE SECURITIES CORPORATION
                           GREENWICH CAPITAL MARKETS, INC.
                                                                        JPMORGAN
                  The date of this supplement is March 4, 2002

(Method of Distribution continued from front cover)

     Distribution of the Offered Notes will be made by each Underwriter from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Underwriters may effect such transactions by selling the Offered Notes to or through dealers and such dealers may receive from the Underwriters, for which they act as agent, compensation in the form of underwriting discounts, concessions, or commissions. The Underwriters and any dealers that participate with the Underwriters in the distribution of the Offered Notes may be deemed to be underwriters, and any discounts, commissions, or concessions received by them, and any profits on resale of the Offered Notes purchased by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

     The depositor has been advised by each Underwriter that it intends to make a market in the Offered Notes purchased by it but no Underwriter has any obligation to do so. We cannot assure you that a secondary market for the Offered Notes will develop or, if it does develop, that it will continue or that it will provide holders of the Offered Notes with a sufficient level of liquidity of investment.

     CSC is an affiliate of the depositor, the sponsor, and the master servicer.

     The depositor has agreed to indemnify the Underwriters against, or make contributions to the Underwriters with respect to, liabilities customarily indemnified against, including liabilities under the Securities Act of 1933, as amended.

                            ---------------------

     This supplement does not contain complete information about the Offered Notes. Additional information is contained in the prospectus supplement dated March 4, 2002 prepared in connection with the issuance of the notes and in the prospectus of the depositor dated December 14, 2001. You are urged to read this supplement, the prospectus supplement, and the prospectus in full.